Exhibit 10.1

CYTOKINETICS, INCORPORATED

EXECUTIVE SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

(Adopted by the Compensation and Talent Committee on September 26, 2023)

1. Introduction. The purpose of this Cytokinetics, Incorporated Executive Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is involuntarily terminated other than for Cause or who resign for Good Reason under the circumstances described in the Plan. The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. To help you understand how the Plan works, it is important to know the following terms:

2.1 “Administrator” means (a) prior to the consummation of a Change in Control, the Committee or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to the terms of the Plan, but only to the extent of such delegation, and (b) from and after the consummation of a Change in Control, (i) one or more members of the Board or Committee (as constituted prior to the Change in Control) or other persons designated by the Board or Committee prior to or in connection with the Change in Control or, (ii) in the event that one or more members designated pursuant to (a) or (b)(i) hereof are no longer employed by, or serving as directors of, the Company, persons designated by the Board of Directors of Parent as replacement for such member(s) (provided that any such persons acting as Administrator may not be Covered Employees).

2.2 “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means any of the following with respect to a Covered Employee: (a) failure to substantially perform the Covered Employee’s duties with the Company (other than due to Covered Employee’s incapacity as a result of physical or mental illness for a period not to exceed ninety (90) days); (b) engaging in conduct which is materially injurious to the Company, its business or reputation, or which constitutes gross misconduct; (c) material breach of the Plan or any other agreements between the Covered Employee and the Company; (d) material breach, or act or omission in material contravention of, the Company’s policies adopted by the Board or any committee thereof, including, without limitation, the Company’s Code of Ethics, Insider Trading Compliance Program, Disclosure Process and Procedures and Corporate Governance Guidelines; (e) conviction for or admission or plea of no contest with respect to a felony; or (f) act of fraud against the Company, misappropriation of material property belonging to the Company, or act of violence against an officer, director, employee, contractor, agent or representative of the Company; provided, however, that if any of the foregoing events in (a), (c) or (d) are reasonably capable of being cured, such event will only be deemed to be “Cause” if the Company has provided written notice to the Covered Employee describing the nature of such event, and the Covered Employee fails to cure such event to the Company’s reasonable satisfaction within thirty (30) days of his or her receipt of such notice.

2.5 “Change in Control” has the meaning set forth in the Equity Plan; provided, that for purposes of the Plan, the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

2.6 “Change in Control Period” means the time period beginning on the date as of which a Change in Control is consummated and ending eighteen (18) months following the consummation of the Change in Control.

2.7 “CIC Involuntary Termination” means an Involuntary Termination that occurs within the Change in Control Period.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Committee” means the Compensation and Talent Committee of the Board.

2.10 “Company” means Cytokinetics, Incorporated, a Delaware corporation.

2.11 “Covered Employee” means each employee of the Company in grades M through P, other than the individual serving as the Company’s Chief Executive Officer on the Effective Date, who has been designated by the Administrator as a participant in the Plan (either by name or grade level). The Administrator may, in its discretion and from time to time, designate additional employees of the Company to be Covered Employees under the Plan.

2.12 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

2.13 “Effective Date” means the date of the Board’s adoption of the Plan.

2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15 “Equity Plan” means the Cytokinetics, Incorporated Amended and Restated 2004 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

2.16 “Good Reason” means the occurrence of any one or more of the following conditions with respect to a Covered Employee, unless agreed to by the Covered Employee in writing or as set forth below: (a) a material diminution in base compensation; (b) a material diminution in authority, duties or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Covered Employee is required to report, e.g., a requirement that the Covered Employee report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); (d) a material diminution in the budget over which the Covered Employee retains authority prior to such change; (e) a material change in the geographic location at which the Covered Employee must perform the services (i.e., the relocation of the Covered Employee’s place of employment to a location that increases the Covered Employee’s one-way commute by more than fifty (50) miles from the Company’s office location at the time that the Covered Employee began participating in the Plan, or (f) any other action or inaction that constitutes a material breach by the Company or a successor entity of the Plan as it relates to the Covered Employee; provided, that to establish Good Reason, (i) the Covered Employee must give written notice of the occurrence of the applicable event to the Company within ninety (90) days after the initial existence of the condition; (ii) the Company does not reasonably cure the event within thirty (30) days from the Company’s receipt of such notice (the “Cure Period”); and (iii) the Covered Employee resigns for Good Reason and the actual termination occurs within forty-five (45) days after the end of the notice period.

2.17 “Involuntary Termination” means the termination by the Company or any Affiliate of a Covered Employee’s employment other than for Cause (and other than due to death or Disability), or such Covered Employee’s resignation for Good Reason.

2.18 “Non-CIC Involuntary Termination” means an Involuntary Termination that occurs outside of the Change in Control Period.

2.19 “Parent” means a “parent corporation,” as defined in Section 424(e) of the Code of the surviving entity immediately following a Change in Control.

2.20 “Severance Benefits” means the compensation and other benefits a Covered Employee is eligible to receive pursuant to Section 4, subject to the terms and conditions of the Plan.

2.21 “Years of Service” means a Covered Employee’s aggregate period of continuous employment with the Company or any Affiliate, subject to the following rules: (a) any partial years will be disregarded (i.e., “Years of Service” will be expressed as a number of full years), and (b) any leave of absence from employment for a period of twelve (12) or more successive months will be excluded, except as otherwise required by applicable law.

3. Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, in the amount set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination. Notwithstanding the foregoing, in connection with an individual’s designation and participation as a Covered Employee in the Plan, the Administrator may, in its sole discretion, require as a condition to such designation and participation that such individual execute a participation agreement under the Plan.

4. Severance Benefits. Upon the termination of a Covered Employee’s employment for any reason, the Covered Employee shall be entitled to receive (a) any earned but unpaid base salary, and (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program. In addition, the Covered Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.

4.1 CIC Involuntary Termination. If a Covered Employee experiences a CIC Involuntary Termination, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:

4.1.1 Cash Severance Benefits.

(a) The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the CIC Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) a fraction, the numerator of which is equal to the applicable number of months set forth on Exhibit A hereto (such number of months, the “Severance Period”) and the denominator of which is twelve (12).

(b) The Covered Employee shall receive an additional cash lump sum payment equal to the sum of (i) any annual bonus earned by the Covered Employee, as determined by the Board or the Committee (as applicable), but unpaid as of the date of the CIC Involuntary Termination, with respect to the year prior to the year in which the CIC Involuntary Termination occurs, (ii) 100% of such Covered Employee’s target annual bonus for the year in which the CIC Involuntary Termination occurs, and (iii) such Covered Employee’s target annual bonus for the year in which the CIC Involuntary Termination occurs, prorated based on the number of days in such year through the date of the CIC Involuntary Termination.

4.1.2 Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for the duration of the Severance Period or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer (the “COBRA CIC Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the COBRA CIC Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special CIC Severance Payments”). Any such Special CIC Severance Payments are not required to be used for health coverage and shall end upon expiration of the COBRA CIC Payment Period.

4.1.3 Equity Vesting. Each of the Covered Employee’s then outstanding equity awards shall accelerate and become vested and, if applicable, exercisable (and lapse, in the case of reacquisition or repurchase rights) as to 100% of the unvested shares subject to the equity award, including awards that would otherwise vest only upon the satisfaction of performance criteria (which percentage of the performance-based awards shall vest at the higher of target (100%) level of performance or actual achievement measured as of the date of the Change in Control), with the exception of any award granted after the Effective Date that explicitly overrides this provision in writing. Subject to Section 5, the accelerated vesting described in this paragraph shall be effective as of the date of the CIC Involuntary Termination.

4.2 Non-CIC Involuntary Termination. If a Covered Employee experiences a Non-CIC Involuntary Termination, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:

4.2.1 Cash Severance Benefits.

(a) The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the Non-CIC Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) a fraction, the numerator of which is equal to the number of months in the applicable Severance Period and the denominator of which is twelve (12).

(b) The Covered Employee shall also receive a cash lump sum payment equal to the sum of (i) any annual bonus earned by the Covered Employee, as determined by the Board or the Committee (as applicable), but unpaid as of the date of the Non-CIC Involuntary Termination, with respect to the year prior to the year in which the Non-CIC Involuntary Termination occurs, and (ii) such Covered Employee’s target annual bonus for the year in which the Non-CIC Involuntary Termination occurs, prorated based on the number of days in such year through the date of the Non-CIC Involuntary Termination.

4.2.2 Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for the duration of the Severance Period or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the employer portion of the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Any such Special Severance Payments are not required to be used for health coverage and shall end upon expiration of the COBRA Payment Period.

4.2.3 Equity Vesting. Any then-outstanding equity awards held by the Covered Employee will be treated in accordance with the terms of the applicable equity plan and/or award agreement thereunder.

5. Conditions to Receipt of Severance.

5.1 Release Agreement. As a condition to receiving Severance Benefits under the Plan, each Covered Employee will be required to sign a customary and standard waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its Affiliates (the “Release”) in such form as may be provided by the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company, which period of time, in all cases, will comply with the requirements of the jurisdiction in which such Covered Employee resides. In no event will the period to return the Release be longer than fifty-five (55) days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s Involuntary Termination (the “Release Period”).

5.2 Plan Benefits Supersede Prior Benefits. For each Covered Employee, the Plan shall supersede any other change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to a Covered Employee and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and a Covered Employee (each, a “Non-Plan Arrangement”); provided, that if a Non-Plan Arrangement would provide a Covered Employee with more favorable benefits than the Plan in the event of an Involuntary Termination, the benefits under such more favorable Non-Plan Arrangement shall be provided in lieu of the corresponding benefits under the Plan. Notwithstanding the foregoing, the Covered Employee’s outstanding equity awards covering Company common stock shall remain subject to the terms of the applicable equity plan under which such awards were granted that may apply upon a Change in Control and/or termination of such employee’s service and no provision of the Plan shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder. In no event shall a Covered Employee receive benefits under both Sections 4.1 and 4.2 hereof.

5.3 Certain Reductions. The Administrator will reduce a Covered Employee’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Covered Employee by the Company (or any successor thereto) that are due in connection with the Covered Employee’s termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement; provided, that notwithstanding anything herein to the contrary, no benefits hereunder shall be reduced for any benefit required pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws (collectively, the “WARN Act”), (ii) a written employment, severance or equity award agreement with the Company, (iii) any Company policy or practice providing for the Covered Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Covered Employee’s employment, and (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Covered Employee’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a termination, and the Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or employee welfare benefits to which a Covered Employee may be entitled for the period ending with the Covered Employee’s termination.

5.4 Other Requirements. A Covered Employee’s receipt of Severance Benefits pursuant to Sections 4.1 or 4.2 will be subject to the Covered Employee continuing to comply with the provisions of this Section 5 and the terms of any confidential information agreement, proprietary information and inventions agreement, any covenants agreement, any other similar agreement to the foregoing and such other appropriate agreement between the Covered Employee and the Company. Benefits under the Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, materially breaches any such agreement or the provisions of this Section 5.

5.5 Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its Affiliates or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Any determination required under this Section 5.5 will be made in writing by a nationally-recognized accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon the Covered Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5.5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. In no event will the Company, any Affiliate or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.5.

6. Timing of Benefits. Subject to any delay required by Section 7 below, cash Severance Benefits will be paid or will begin being paid within thirty (30) days of the Release becoming effective and irrevocable (such effective date, the “Release Effective Date”), but no later than March 15 of the year after the Covered Employee’s separation from service occurs (except as otherwise provided in Section 7); provided, however, that if the Release Period crosses two calendar years, the Severance Benefits will be paid or will begin being paid in the second of the two years if necessary to avoid taxation under Section 409A.

7. Section 409A. The amounts payable pursuant to this Section 7 are intended to comply with the short-term deferral exception and/or separation pay exception to Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A if such payments or benefits would constitute deferred compensation for purposes of Section 409A (“Deferred Compensation Severance Benefits”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six-month period following his or her separation from service will accrue during such six-month period, without interest, and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six-month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event a Covered Employee is party to a Non-Plan Arrangement that provides for Deferred Compensation Severance Benefits, any payments under this Plan (i) shall be made in a lump sum in accordance with Section 6 hereof to the maximum extent permitted by the short-term deferral exception and/or separation pay exception to Section 409A (or otherwise permitted by Section 409A) and (ii) to the extent not permitted to be paid in a lump sum under Section 6 in compliance with Section 409A, shall be made in accordance with the applicable payment schedule in such Non-Plan Arrangement. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of the Plan to be exempt from (or if not exempt from, to comply with) the requirements of Section 409A, so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

8. Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

9. Administration. The Plan will be administered and interpreted by the Administrator (in their, his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious, or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Committee.

10. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 9, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

11. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, once the Change in Control Period has begun, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Period has expired and, in the event the Plan is terminated or amended upon the expiration of the Change in Control Period, such termination or amendment shall not impact any rights to benefits payable in connection with an Involuntary Termination during the Change in Control Period.

12. Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of their Severance Benefits under the Plan, or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s General Counsel or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s General Counsel or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.

13. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s General Counsel, except in the case of an appeal filed by or on behalf of the Company’s General Counsel, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.

14. Judicial Proceedings. No judicial proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. If any judicial proceeding is undertaken to further appeal the denial of a claim or bring any other action under ERISA (other than a breach of fiduciary duty claim), the evidence presented shall be strictly limited to the evidence timely presented to the Administrator or its delegate, unless any new evidence has since been uncovered following completion of the claims procedures described in Sections 12 and 13. In addition, any such judicial proceeding must be filed within one year after the claimant’s receipt of notification that his or her appeal was denied.

15. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

16. Inalienability. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17. No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

18. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

19. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent ERISA is not applicable, the provisions of the Plan will be governed by the internal substantive laws of the State of California, and construed accordingly, without giving effect to principles of conflicts of laws.

20. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

21. Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

22. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

23. Additional Information.

Plan Name:	Cytokinetics, Incorporated Executive Severance Plan
Plan Sponsor:
Cytokinetics, Incorporated
350 Oyster Point Blvd.
South San Francisco, California 94080
(650) 624-3000

Identification Numbers:	EIN: 94-3291317
PLAN NUMBER:

Plan Year:	Company’s Fiscal Year ending December 31

Plan Administrator:	Cytokinetics, Incorporated
350 Oyster Point Blvd.
South San Francisco, California 94080
(650) 624-3000

Agent for Service of Legal Process:	Cytokinetics, Incorporated General Counsel
350 Oyster Point Blvd.
South San Francisco, California 94080
(650) 624-3000
Service of process may also be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Employer.

24. Statement of Covered Employee ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s People Operation Policy folder on Microsoft Teams.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator at no charge.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Section 13 and Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator or the Company’s General Counsel. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Exhibit A

Levels of Cash Severance Benefits

Years of Service	Grade M-P VP+	Grade M VP	Grade N-P SVP+
	Severance Period for Non-CIC Involuntary Termination	Severance Period for CIC Involuntary Termination	Severance Period for CIC Involuntary Termination
<1 year	6 months	12 months	18 months
1	8 months
2	8 months
3	10 months
4	10 months
5	12 months
6	12 months
≥7	12 months